UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 21, 2009 (December 16, 2009)

R&G Financial Corporation
(Exact name of registrant as specified in its charter)

Puerto Rico (State or other jurisdiction of incorporation)	001-31381 (Commission File Number)	66-0532217 (I.R.S. Employer Identification No.)
290 Jesús T. Piñero Ave.
Hato Rey, San Juan, Puerto Rico 00918
(Address of principal executive offices and zip code)
(787) 758-2424
(Registrant’s telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) Effective December 16, 2009, Victor L. Galán, Jr. tendered his resignation from the Board of Directors of R&G Financial Corporation (the “Company”), R-G Premier Bank of Puerto Rico, the Company’s wholly-owned banking subsidiary (the “Bank”), and R-G Mortgage Corp., another wholly-owned subsidiary of the Company (“R-G Mortgage”).
     Mr. Galán’s resignation letter states that the reason for his resignation is that he is establishing a mortgage banking business and desires to avoid a conflict of interest. Mr. Galán has not indicated to the Company that his resignation was due to any disagreement with the Company or its management. The Company notes, however, that Mr. Galán’s position as an officer of the Bank was eliminated in November 2009 and his employment was terminated at that time. Shortly following the termination of his employment with the Bank in November 2009, Mr. Galán filed an action in the Court of First Instance of Puerto Rico alleging unjust termination and is seeking damages and legal fees. The Company believes that such lawsuit is without merit and intends to vigorously defend such action.
     Mr. Galán had served as a director of the Company since 1996, as a director of the Bank since 1995 and as a director of R-G Mortgage since 1996. Mr. Galán also served as an executive officer at R-G Mortgage until its mortgage origination functions were moved into the Bank in early 2009. Mr. Galán is the son of current Director and former Chairman of the Board, Victor J. Galán.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R&G FINANCIAL CORPORATION
Date: December 21, 2009	By:	/s/ ROLANDO RODRIGUEZ
Rolando Rodriguez
President and Chief Executive Officer